Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post –Effective Amendment No. 1 on Form S-3 to the Registration Statement (No. 333-138452) on Form S-1 of Essex Rental Corp. of our report dated March 31, 2008, relating to our audit of the financial statements of Hyde Park Acquisition Corp., which is included in the Annual Report on Form 10-K of Essex Rental Corp. for the year ended December 31, 2008 and the October 8, 2008 Definitive Proxy Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP
McGLADREY & PULLEN, LLP
New York, New York
May 20, 2009